EXHIBIT 23.1

HARRIS& GILLESPIE CPA’S, PLLC

CERTIFIED PUBLIC ACCOUNTANT’S

3901 STONE WAY N., SUITE 202

SEATTLE, WA 98103

206.547.6050

REGISTERED AUDITOR'S CONSENT

Harris& Gillespie CPA’s, PLLC, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of our reports dated July 14, 2014on the financial statements of Amazonica, Inc. as of April 30, 2014 and April 30, 2013 and the related statements of operations, stockholders’ equity/(deficit) and cash flows for the periods then ended, in-addition to the period from June 2, 2010 (inception) to April 30, 2014be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. We also consent to your use of our name as an expert in the appropriate sections of those filings.

Dated this 7thday of August, 2014.

/S/ HARRIS & GILLESPIE CPA’S, PLLC

Certified Public Accountant’s